Exhibit 4.14

AMENDMENT TO JOINT VENTURE AGREEMENT

THIS AMENDMENT TO JOINT VENTURE AGREEMENT (this “Amendment”) is made and entered into on June 23, 2019 (the “Effective Date”) by and between The9 Limited, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (together with a direct or indirect wholly-owned Subsidiary to be formed for the sole purpose of directly holding the The9 Shares, “The9”) and Faraday&Future Inc., a company incorporated and existing under the laws of California in the U.S. (together with either an indirect wholly-owned Subsidiary of Smart King to be formed for the sole purpose of directly holding the F&F Shares or an existing indirect wholly-owned Subsidiary of Smart King that will directly hold the F&F Shares, “F&F”). Each of The9 and F&F and any Person that becomes a party to the JV Agreement (as defined below) pursuant to a joinder agreement in substantially the form attached to the JV Agreement as Schedule 2 is referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Parties have entered into a Joint Venture Agreement, dated March 24, 2019 (the “JV Agreement”);

WHEREAS, the Parties hereto desire to amend the JV Agreement on the terms and subject to the conditions set forth herein; and

WHEREAS, pursuant to Section 14.07 (Amendments; Waiver) of the JV Agreement, the JV Agreement may be amended only by an agreement in writing executed by the Parties.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to amend and do amend the JV Agreement as follows:

1.  Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the JV Agreement.

2.  Amendment to the JV Agreement.

(1) The definition of “License Agreement” in Section 1.01 (Definitions) of the JV Agreement is hereby deleted and replaced in its entity with the following:

““License Agreement” means the license agreement to be negotiated in good faith and entered into by F&F and the JV in form and substance reasonably acceptable to the Principal Parties; provided that the License Agreement shall be entered into by no later than July 31, 2019.”

(2) Section 2.07 (F&F and The9 Parties) of the JV Agreement is hereby deleted and replaced in its entirety with the following:

“(a)       As promptly as reasonably practicable after June 24, 2019, F&F shall deliver a written notice to The9, notifying The9 of the entity, which shall either be a newly formed direct or indirect wholly-owned Subsidiary of Smart King or an existing direct or indirect wholly-owned Subsidiary of Smart King, that will directly hold the F&F Shares.

1

(b)       As promptly as reasonably practicable after June 24, 2019, The9 shall deliver a written notice to F&F, notifying F&F of the entity, which shall be a newly formed direct or indirect wholly-owned Subsidiary of The9 that has been formed for the sole purpose of investing in the JV, that will directly hold the The9 Shares.”

(3) Section 3.02(a) (Schedule of Capital Contribution) of the JV Agreement is hereby deleted and replaced in its entirety with the following:

“The first installment in the amount of US$200 million (the “First Installment”) shall be contributed by The9 to the JV in two payments: (i) a portion of the First Installment at an amount to be reasonably agreed between The9 and F&F shall be contributed by The9 to the JV on or before August 6, 2019, and (ii) the remaining portion of the First Installment shall be contributed by The9 to the JV in accordance with the payment schedule to be specified and reasonably agreed in the License Agreement; provided that the JV shall have been formed pursuant to Section 2.01 before The9 is required to contribute the First Installment; provided further that US$5 million of the First Installment will be deposited by The9 with F&F, by wire transfer of immediately available funds to an account designated by F&F, within seven (7) Business Days (and in any event no later than 5:00 pm on April 2, 2019, Los Angeles time) after the date of this Agreement (the “Initial Deposit”), which Initial Deposit shall be non-refundable and shall be converted into Class B ordinary shares of Smart King at the Conversion Price in accordance with Section 4.11 in the event that the First Installment is not contributed by The9 within time frame provided hereunder;”

(4) Section 6.01 (License Agreement) of the JV Agreement is hereby deleted and replaced in its entirety with the following:

“As soon as possible and in any event no later than July 31, 2019 (the “License Negotiation Period”), F&F and the JV shall negotiate in good faith and enter into the License Agreement on terms reasonably acceptable to the Principal Parties; provided that the License Agreement shall only take effect as of or after F&F’s receipt of the deposit described in the immediately following sentence on or before July 31, 2019. The9 hereby agrees that it will, or will cause the JV to, pay a deposit in cash at an amount of US$5 million to F&F on or before July 31, 2019, which deposit will be credited to any license fee that the JV will be required to pay F&F under the License Agreement.”

3.  Date of Effectiveness; Limited Effect. This Amendment shall become effective on the Effective Date. Except as expressly provided in this Amendment, all of the terms and provisions of the JV Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendment contained herein will not be construed as an amendment to or waiver of any other provision of the JV Agreement or as a waiver of or consent to any further or future action on the part of any Party that would require the waiver or consent of any other Party. On and after the Effective Date, each reference in the JV Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import will mean and be a reference to the JV Agreement as amended by this Amendment.

2

4.  Miscellaneous. Sections 14.01 (Notices), 14.03 (Governing Law), 14.04 (Arbitration), 14.05 (Counterparts), 14.06 (Severability), 14.10 (No Third Party Beneficiaries) and 14.11 (Entire Agreement) of the JV Agreement shall apply to this Amendment, mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

3

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Amendment on the date and year first above written.

The9:
The9 Limited

	By:	/s/ George Lai
	Name:	George Lai
	Title:	Director and Chief Financial Officer

F&F:
Faraday&Future Inc.

	By:	/s/ Jiawei Wang
	Name:	Jiawei Wang
	Title:	President

[Signature Page to Amendment to Joint Venture Agreement]